Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated December 16, 2009

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term Aa1 (negative outlook) /
Debt Ratings:		AA (negative outlook)

Cusip:			89233P3U8

Pricing Date:		December 16, 2009

Settlement Date:	December 21, 2009

Maturity Date:		December 22, 2010

Principal Amount:		$250,000,000
       (may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.03%

All-in Price to Issuer:	99.97%

Net Proceeds to Issuer:	$249,925,000

Floating Rate Index:	1 Month LIBOR

Floating Rate Spread:	+ 0 basis points

Index Source:		LIBOR Reuters

Interest Payment Frequency:  Monthly

Initial Interest Payment Date: January 22, 2010 (long first coupon interpolated between 1 and 2 mo LIBOR)

Initial Interest Rate:	1 Month LIBOR determined on
December 17, 2009 + 0 basis points, accruing from
December 21, 2009

Interest Payment Dates:	On the 22nd of each calendar month and on
the Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment
Date. For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Dates: Second London Banking Day preceding each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Citigroup Global Markets Inc.

DTC Number:		#274

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated
March 2, 2009 and prospectus supplement thereto dated
March 10, 2009 relating to thesenotes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission
(SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

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